Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to the inclusion of our Report dated January 31, 2013, attached as Exhibit 99.1 to the Annual Report on Form 10-K of Resolute Energy Corporation, and to the references to our audits of Resolute Energy Corporation’s proved natural gas and oil reserves estimates as of December 31, 2012; December 31, 2011; and December 31, 2010.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. Scott Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 7, 2013